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                                                                    EXHIBIT 23.5

The Board of Directors
EPL Pro-Long, Inc.:

We consent to the inclusion of our written fairness opinion, dated April 27, 1998, in the Proxy Statement/Prospectus to be issued in connection with the EPL Special Meeting. We also consent to the reference to us under the headings "Opinion of EPL's Financial Advisor" and "Experts" in such Proxy
Statement/Prospectus.

/s/ Ray Clark
NORTH AMERICAN CAPITAL PARTNERS
Newport Beach, California
July 1, 1998